                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-12

                          CNB FINANCIAL SERVICES, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)   Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

        (2)   Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

        (4)   Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

        (5)   Total fee paid:

-------------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials:

-------------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

-------------------------------------------------------------------------------

        (1)   Amount previously paid:

-------------------------------------------------------------------------------

        (2)   Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------

        (3)   Filing Party:

-------------------------------------------------------------------------------

        (4)   Date Filed:

-------------------------------------------------------------------------------

                          CNB FINANCIAL SERVICES, INC.
                           101 SOUTH WASHINGTON STREET
                                  P.O. BOX 130
                   BERKELEY SPRINGS, WEST VIRGINIA 25411-0130
                                 (304) 258-1520

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 2, 2008


         The Annual Meeting of Shareholders of CNB Financial Services, Inc. ("CNB") will be held on Wednesday, April 2, 2008, at The American Legion, Berkeley Springs, West Virginia, at 12:30 p.m., local time, for the purposes of considering and voting upon proposals:

         1. To elect thirteen (13) directors for staggered terms of office if Items 2 and 3 are approved, or otherwise elect directors to serve until the next Annual Meeting of Shareholders; and

         2. To approve amendments to the Articles of Incorporation of CNB, all as more fully described in the accompanying Proxy Statement, to provide for:

                  a. The division or classification of the Board of Directors of CNB into three classes;

                  b. Procedures for filling newly created directorships and vacancies;

                  c. A requirement for an affirmative vote of the holders of at least 75% of the voting power of CNB to remove directors; and

                  d. An increase to 75% of the voting power of CNB as the vote requirement necessary to adopt amendments to Article X of the Articles of Incorporation and other related Bylaws amendments.

         3. To ratify amendments to the Bylaws of CNB, all as more fully described in the accompanying Proxy Statement, to provide for:

                  a. The division of classification of the Board of Directors of CNB into three classes;

                  b. The requirement for an affirmative vote of holders of at least 75% of the voting power of CNB to remove directors;

                  c. The requirement that the affirmative vote of two-thirds of all of the members of the Board to amend the Bylaws to (i) change the principal office of CNB, (ii) change the number of directors, or (iii) make a substantial change in the duties of the Chairman of the Board and the President.

         4. To ratify the selection by the Board of Directors of Smith Elliott Kearns & Company, LLC, as CNB's independent auditors for 2008.

         5. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Shareholders who are holders of record on March 3, 2008, may vote at the meeting.

                                            By Order of the Board of Directors,

                                            /s/ Thomas F. Rokisky

                                            Thomas F. Rokisky
                                            President/CEO

Berkeley Springs, West Virginia
March 10, 2008

PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY. YOU MAY REVOKE YOUR PROXY BEFORE IT IS VOTED AT THE MEETING.

                                TABLE OF CONTENTS
                                                                        PAGE NO.

GENERAL........................................................................1
       Information Concerning the Solicitation.................................1
       Voting and Revoking Your Proxy..........................................1

PURPOSES OF MEETING............................................................2
  * ELECTION OF DIRECTORS......................................................2
       General.................................................................3
       Management Nominees to CNB's Board......................................3
       Nominating Committee....................................................4
       Other Director Information..............................................6
  * PROPOSALS TO AMEND CNB'S ARTICLES OF INCORPORATION.........................6
       Introduction............................................................6
       Amendments to the Articles of Incorporation Concerning
            Classification of the Board, Supermajority Voting Requirements
            And Related Matters................................................7
       Description of the Proposed Amendments..................................7
       Considerations in Support of the Proposed Amendments....................9
          Considerations Against the Proposed Amendments......................10
       Vote Required for Adoption of Proposed Amendments......................10

MANAGEMENT AND BOARD MATTERS..................................................11
       Management.............................................................11
       Number of Meetings.....................................................11
       Directors' Table.......................................................11
       Board Compensation.....................................................12
       Membership on Certain Board Committees.................................13
       Personnel Committee....................................................13
       Audit Committee........................................................13
       Investment Committee...................................................14
       Trust Committee........................................................14
       Policies on Director Attendance of Shareholder Meetings................14

AUDIT RELATED MATTERS.........................................................14
       Audit Committee........................................................14
       Audit Committee Report.................................................15
     * Independent Registered Public Accountants..............................16

COMPENSATION DISCUSSION AND ANALYSIS..........................................18
       General Philosophy.....................................................19
       Compensation Programs..................................................20
       Executive Compensation -- Summary Compensation Table...................21
       Pension Plan...........................................................22
       Pension Benefits Table.................................................22

       Nonqualified Supplemental Retirement Plan..............................23
       401(k) Profit Sharing Plan.............................................23
       Personnel Committee Report.............................................23


OTHER INFORMATION.............................................................24
       Personnel Committee Interlocks and Insider Participation...............24
       Certain Transactions With Directors and Officers and Their Associates..24
       Section 16(a) Beneficial Ownership Reporting Compliance................24
    Report on Form 10-K.......................................................26
       Annual Shareholder Communications with the Board of Directors..........26
       Shareholder Proposals for 2009.........................................26

APPENDICES
    Appendix I -- Definition of "Independent Director"
    Appendix II -- Proposed Amendments to Articles of Incorporation and Bylaws Appendix III -- Audit Committee Charter

*   MATTER TO BE VOTED UPON.

                          CNB FINANCIAL SERVICES, INC.
                           101 SOUTH WASHINGTON STREET
                                  P.O. BOX 130
                   BERKELEY SPRINGS, WEST VIRGINIA 25411-0130
                                 (304) 258-1520



                                 PROXY STATEMENT

                                     GENERAL

INFORMATION CONCERNING THE SOLICITATION

         CNB's board of directors is soliciting proxies to vote CNB shares at the 2008 Annual Meeting of Shareholders. Shareholders will meet at 12:30 p.m., on Wednesday, April 2, 2008, for the purposes stated in the accompanying Notice of Annual Meeting. On or about March 10, 2008, CNB began mailing this proxy statement to shareholders of record as of March 3, 2008. Shareholders of record as of March 3, 2008, may vote at the meeting.

         Please read this proxy statement carefully. You will find more information about CNB in our enclosed 2007 Annual Report to Shareholders and in the public documents we file with the Securities and Exchange Commission.

         CNB will pay for the cost of preparing, assembling, printing and mailing of the proxy material. Directors, officers and employees of CNB may solicit proxies personally, by telephone, telegraph and telecopier. We will arrange with custodians, nominees and fiduciaries to forward proxy material to the beneficial owners of stock and upon request, CNB will reimburse them for reasonable forwarding expenses.

         As of March 3, 2008, CNB had 5,000,000 authorized shares of common stock with 458,048 shares issued and 454,949 shares outstanding.

VOTING AND REVOKING YOUR PROXY

         If you complete, sign and return the enclosed proxy card, the person's name in the proxy card will vote your shares as you direct. If you sign and return the proxy card without indicating how you want to vote, the proxies will vote your shares "FOR" Proposals 1, 2, 3 and 4. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At this time, CNB is not aware of any other matters that may become before the Annual Meeting.

         You may revoke your proxy at any time before the shares subject to it are voted by:

              - Notifying, in person or in writing, Rebecca Stotler, CNB Bank, Inc., 101 S. Washington Street, P.O. Box 130, Berkley Springs, West Virginia 25411;

              -   Executing a proxy bearing a later date; and

              - Voting in person at the Annual Meeting the shares represented by the proxy.

         Your attendance at the Annual Meeting will not, by itself, revoke your proxy. You must vote in person at the Annual Meeting to revoke your proxy. All shares of CNB's common stock represented by valid proxies received pursuant to this solicitation, and not revoked before their exercise, will be voted in the manner specified therein.

         A quorum for the meeting is present if at least a majority of the outstanding shares is present in person or by proxy. Votes withheld and abstentions will count in determining the presence of a quorum for the particular matter as to which the shareholder withheld authority. Those who fail to return a proxy card or attend the meeting will not count towards determining a quorum.


                               PURPOSES OF MEETING

1.  ELECTION OF DIRECTORS

GENERAL

         The Bylaws of CNB currently provide for a Board of Directors composed of five to twenty-five members to be elected annually. The Board has set thirteen as the number of members to be elected at the Annual Meeting to be held on April 2, 2008. The thirteen members of the current Board of Directors represent those nominated to serve for the upcoming year without any replacements.

         As required by West Virginia law, each share is entitled to one vote per nominee, unless a shareholder requests cumulative voting for directors at least 48 hours before the meeting. If a shareholder properly requests cumulative voting for directors, then each CNB shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the shareholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.

         To vote cumulatively, you multiply the number of shares you own times the number of nominees, resulting in a cumulative total. You may vote your cumulative total for one nominee or divide it among all 13 nominees in any proportion you choose. The following is an example of how cumulative voting works. If you own five shares and there are 13 nominees for director, you have a cumulative total of 65 votes. You may choose to vote all 65 votes for one nominee and not vote for the other nominees. Or, you may allocate five votes for each nominee. Or, you may choose any other allocation of your cumulative total over all or part of the 13 nominees. If you vote your shares cumulatively by proxy, you must indicate how you wish to divide your cumulative total. Otherwise, the proxies will vote the cumulative total evenly or in a manner to elect as many of CNB's nominees as possible. For all other purposes (Proposals 2, 3 and 4 and any other matters properly brought before the meeting), each share is entitled to one vote.

         The proposed amendments to CNB's Articles of Incorporation and Bylaws provide for a classified Board of Directors. Unless otherwise directed, it is intended that the enclosed proxy will be voted "FOR" the classification of the Board of Directors (see discussion under "Proposals to Amend the Articles of Incorporation and Bylaws of CNB") and for the election of the thirteen management nominees to the Board for the classes indicated. The classification of the Board of Directors may have an anti-takeover effect by making it more difficult to change the composition of the Board. At least two shareholders' meetings, instead of one, normally would be required to effect a change of control of the Board. For a more complete discussion of the anti-takeover effects of a classified Board of Directors, see the discussion at "Consideration Against the Proposed Amendments." If the amendment for the classification of the Board of Directors is not approved, the enclosed proxy will be voted "FOR" the thirteen nominees for election to the Board until the 2009 Annual Meeting of Shareholders, or until their successors are elected and qualified.

MANAGEMENT NOMINEES TO CNB'S BOARD

         The following table sets forth information on the current directors of CNB who are also the management nominees. All nominees are incumbent directors of CNB Financial Services, Inc. All Board members are independent except for Mr. Rokisky, President and CEO of CNB and Charles Trump, IV, whose firm provides legal services for CNB.



                                         DIRECTOR            PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
             NAME            AGE          SINCE                     AND POSITION HELD WITH CNB
             ----            ---         --------            ----------------------------------------
Kenneth W. Apple             51            2003        Certified Public Accountant

J. Robert Ayers              78            1974        Retired -- President, Citizens National Bank
                                                       (predecessor to CNB Bank, Inc.)

John E. Barker               79            1972        Auto Sales -- Services

Margaret S. Bartles          54            2002        Realtor

Jay E. Dick                  55            1983        Retired - Manager-Hunters' Hardware, Inc.

Herbert L. Eppinger          75            1979        Retired -- Agriculture

Robert L. Hawvermale         78            1967        Retired - Professional Engineer

J. Philip Kesecker           78            1965        Real Estate Development

Jerry McGraw                 61            1988        Insurance

Martha H. Quarantillo        48            1999        Pharmacist

Thomas F. Rokisky            61            1993        President and Chief Executive Officer, CNB and CNB
                                                       Bank, Inc.

Charles S. Trump IV          47            1986        Attorney at Law

Arlie R. Yost                60            1988        Licensed Residential Appraiser


NOMINATING COMMITTEE

         In 2007, for purposes of the directors that are nominated for the 2008 Annual meeting, the Board of Directors of CNB did not maintain a separate nominating committee as the entire Board of Directors performed the functions of a nominating committee. As there is very low turnover in director positions, the Board of Directors believed it is in the best position to identify the criteria for open Board positions and reviewing background information on potential candidates.

         It does, however, believe that candidates for director should have certain minimum qualifications, including:

              -   Directors should be of the highest ethical character.

              - Directors should have excellent personal and professional reputations in CNB's market area.

              - Directors should be accomplished in their professions or careers.

              - Directors should be able to read and comprehend financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law.

              - Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the chief executive officer and the ability to exercise sound business judgment.

              - Directors must be willing and able to expend the time to attend meetings of the Board of Directors of CNB and the bank and to serve on board committees.

              - The Board of Directors will consider whether a nominee is independent as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all shareholders of CNB.

              - Directors must be acceptable to CNB's and the bank's regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking and must not be under any legal disability which prevents them from serving on the Board of Directors or participating in the affairs of a financial institution.

              -   Directors must be at least 21 years of age.

         The Board of Directors of CNB reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.

         The process of the Board of Directors for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms are set to expire, the board of directors considers the directors' overall service to CNB during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors and CNB and its subsidiary, CNB Bank, Inc. (the "bank"). The Board of Directors also reviews the payment history of loans, if any, made to such directors by the bank to ensure that the directors are not chronically delinquent and in default. The Board of Directors considers whether any transactions between the directors and the bank have been criticized by any banking regulatory agency or the bank's internal auditors and whether corrective action, if required, has been taken and was sufficient. The Board of Directors also confirms that such directors remain eligible to serve on the Board of Directors of a financial institution under federal and state law. For new director candidates, the Board of Directors uses its network of contacts of CNB's market area to compile a list of potential candidates. The Board then meets to discuss each candidate and whether he or she meets the criteria set forth above. The Board of Directors then discusses each candidate's qualifications and recommends a candidate by majority vote.

         The Board of Directors will consider director candidates recommended by shareholders, provided that the recommendations are received at least 120 days before the next Annual Meeting of Shareholders. In addition, the procedures set forth below must be followed by shareholders for submitting nominations. The Board of directors does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a shareholder.

         Any nominations for election to the Board of Directors, other than those made by CNB, must be made by a shareholder. The nomination must be in writing and delivered or mailed to the president not less than 40 days nor more than 50 days prior to the meeting. However, if CNB gives less than 50 days notice of the meeting, the nominations must be mailed or delivered to the president not later than the eighth day after the Notice of Annual Meeting was mailed.

         A shareholder nomination should include the:


              o   name and address of the proposed nominee(s);

              o   principal occupation of proposed nominee(s);

              o   name and address of the shareholder making the nomination; and

              o number of shares owned by the shareholder making the nomination.

         The full Board of Directors determines whether each Board member meets the applicable legal standards for Board member and Board committee independence. The Board of Directors reviews the annual questionnaires completed by each of the directors and a report setting forth any transactions that a particular director or its affiliated entities has with CNB or the bank. As a result of this review, the Board affirmatively determined that all of the directors were independent except for Mr. Rokisky and Charles Trump, IV. Mr. Rokisky is not considered independent due his role as President and Chief Executive Officer of CNB, and Mr. Trump is not considered independent due to the fact that his law firm provides legal services to CNB and, in addition, he is a partner in Morgan County Title Insurance Agency, LLC, to which CNB pays management fees.

         In making its independence determinations, the Board considered that in the ordinary course of business transactions may occur between the bank and companies or entities of which some of our directors have interests. One area of inquiry is the amount of loans outstanding and the terms of those loans. In connection with such loans, the Board of Directors considers that all of the loans made to directors were made on substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated parties. Additionally, the Board considers whether such loans involve more than the normal risk of collectibility or present other unfavorable features. The definition of independence used by CNB is that contained in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. That definition of independence is attached hereto as Appendix I.

OTHER DIRECTOR INFORMATION

         If any of the nominees for election as directors is unable to serve due to death or other unexpected occurrence, your proxies will be voted for a substitute nominee or nominees designated by the board of CNB, or the Board of Directors may adopt a resolution to reduce the number of directors to be elected. The Board of Directors is unaware of any other matters to be considered at the Annual Meeting other than those matters stated in the Notice of Annual Meeting of Shareholders. If any other matters properly come before the meeting, persons named in the accompanying proxy will vote your shares in accordance with the direction of the Board of Directors.

2.  PROPOSALS TO AMEND CNB'S ARTICLES OF INCORPORATION

INTRODUCTION

         CNB's Board of Directors has unanimously adopted resolutions approving and recommending to the shareholders for their adoption certain amendments to CNB's Articles of Incorporation (the "Articles") and ratification of certain amendments to CNB's Bylaws. These amendments will have an anti-takeover effect and are discussed in detail below under the captions "Amendments to the Articles of Incorporation Concerning Classification of the Board and supermajority Voting Requirements and Related Matters". The four proposals discussed under "Amendments to the Articles of Incorporation Concerning Classification of the Board, Supermajority Voting Requirements and Related Matters" all must be approved separately by the company's shareholders, and if all of these proposals do not receive shareholder approval, then none of the proposals will be adopted.

         The proposed amendments are intended, among other things, to reduce the possibility that a third party could effect a sudden or surprise change in majority control of CNB's Board of Directors without the support of the incumbent Board. The Board believes it is in the best interests of CNB and its shareholders to discourage certain unilateral attempts by a purchaser to take control of CNB.

         The proposed amendments are permitted under the laws of the State of West Virginia, CNB's state of incorporation, and, assuming approval by a majority vote of CNB's outstanding shares at the Annual Meeting, these amendments would become effective upon the filing of Articles of Amendment with the Secretary of State. This filing is expected to be made shortly after the adoption of the amendments if the proposed amendments are approved by the shareholders at the Annual Meeting.

         CNB's Articles and Bylaws do not presently contain any provisions intended to affect the ability of purchasers to take over or change control of CNB.

         You are also being requested to ratify certain corresponding amendments to CNB's Bylaws as previously adopted by the Board of Directors. If less than all of the proposed amendments to the Articles of Incorporation and the Bylaws are adopted or ratified (as the case may be), none of the amendments will be adopted.

         THE BOARD BELIEVES THAT ADOPTION OF THE FOLLOWING PROPOSED AMENDMENTS TO THE ARTICLES OF CNB AND RELATED CHANGES TO THE BYLAWS ARE IN THE BEST INTERESTS OF ALL THE SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THEIR ADOPTION.

AMENDMENTS TO THE ARTICLES OF INCORPORATION CONCERNING CLASSIFICATION OF THE BOARD, SUPERMAJORITY VOTING REQUIREMENTS AND RELATED MATTERS

         This group of proposed amendments to the Articles would amend Article X in its entirely and would:

              - classify the Board of Directors into three classes, as nearly equal in number as possible, each of which classes, after a transitional arrangement, would serve for three years, with one class being elected each year at the Annual Meeting;

              - reference in the Articles the procedures under which a shareholder may properly nominate a person to serve as a director of CNB;

              - provide that any vacancy on the Board could be filled by the remaining directors then in office, though less than a quorum;

              - provide that directors may be removed, with or without cause, only with the approval of the holders of at least 75% of the voting power of CNB entitled to vote generally in the election of directors; and

              - increase the shareholder vote required to alter, amend or repeal the foregoing amendments to the Articles and related amendments to the Bylaws from the current majority of the voting power to 75% of the voting power of CNB. These proposed amendments to the Articles are set forth in full on Appendix II to this Proxy Statement.

         The Board of Directors believes that if the proposed amendments are adopted, these amendments would reduce the possibility that a third party could effect a sudden change in control of CNB's Board of Directors without the support of the incumbent Board. Shareholders are urged to read carefully the following sections of this Proxy Statement, which describe the amendments and their purposes and effects, and Appendix II, before voting on the proposed amendments.

DESCRIPTION OF THE PROPOSED AMENDMENTS

         CLASSIFICATION OF THE BOARD OF DIRECTORS. The Bylaws of CNB now provide that all members of the Board of Directors are to be elected annually for a term of one year and that the number of directors of CNB shall not be less than five nor more than 25, the number to be determined by the Board from time to time. Currently, there are thirteen directors of CNB. Thirteen directors have been nominated for election by management at this year's Annual Meeting.

         Proposed Article X.1 of the Articles continues to permit the Board to fix the number of directors from time to time pursuant to the Bylaws and provides that the Board will be divided into three classes of directors, each class to be as nearly equal in number of directors as possible. If the proposed amendments are adopted (including the corresponding amendment to the Bylaws), the Board of Directors of CNB will be divided into three classes, and four directors will be elected for a term expiring at the 2009 Annual Meeting of Shareholders, four directors will be elected for a term expiring at the 2010 Annual Meeting of Shareholders, and five directors will be elected for a term expiring at the 2011 Annual Meeting of Shareholders (in each case, until their respective successors are duly elected and qualified). The names of the various nominees who will serve in each class are set forth in the table which describes the management nominees. Starting with the 2009 Annual Meeting of Shareholders, one class of directors will be elected each year for a three-year term. If the proposed amendments are not adopted, all thirteen directors elected will serve a term expiring at the 2009 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

         If these proposed amendments are adopted, they will have the effect of making it more difficult and time-consuming for a shareholder who has acquired or controls a majority of CNB's outstanding Common Stock to gain immediate control of the Board of Directors or otherwise disrupt the management of CNB. Unless that shareholder can gain the 75% vote required to amend the provisions regarding classifications or number of directors or to remove directors, it would not be possible for that shareholder to elect a majority of the directors at a single meeting of shareholders. Under the proposed amendment, it would take at least two Annual Meetings to change the composition of a majority of the Board of Directors, which presently may be accomplished at a single meeting. The longer time required to elect a majority of a classified Board would help to assure continuity and stability of CNB's management and policies, since a majority of the directors at any given time would have prior experience as directors of CNB.

         This amendment would also have the effect of making it more difficult for a shareholder to elect a director pursuant to the exercise of his cumulative voting rights. However, the Board believes that the benefits to CNB and its shareholders of encouraging prior consultation and negotiation outweigh the disadvantages of discouraging any such proposals.

      NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Proposed Article X.(B) of the Articles provides that a vacancy on the Board occurring during the course of the year, including a vacancy created by an increase in the number of directors, will be filled by the remaining directors. They further provide that any new director elected to fill a vacancy on the Board resulting from death, resignation, disqualification, removal or other cause or resulting from an increase in the number of directors will serve until the next Annual Meeting of Shareholders. It also provides that no decrease in the number of directors will shorten the term of any incumbent. The current Bylaws do not contemplate a classified Board, and a director selected to fill a vacancy now serves until the next Annual Meeting of Shareholders.

         The provision that newly created directorships are to be filled by the Board could prevent a third party seeking majority representation on the Board of Directors from obtaining such representation simply by enlarging the Board and immediately filling the new directorships created with its own nominees. However, these new directors elected by the Board would only serve until the next election of directors under West Virginia law.

         REMOVAL OF DIRECTORS. Currently, the vote required under the West Virginia Business Corporation Act to remove a director is a majority of the voting power of the shares entitled to be voted for the election of directors. Proposed Article X.(C) and proposed Section 17, Article III, of the Bylaws provide that a director may be removed, with or without cause, by the affirmative vote of the holders of at least 75% of the voting power of the shares entitled to vote generally in the election of directors. The proposed amendments (including the corresponding amendments to the Bylaws) preclude a third party from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by removal with its own nominees unless the third party controls 75% of the voting power of the Voting Stock and can amend these provisions of the Bylaws and the Articles.

         INCREASED SHAREHOLDER AND DIRECTOR VOTE FOR ALTERATION, AMENDMENT OR REPEAL OF PROPOSED AMENDMENTS. Proposed Article X(D) of the amendments to the Articles would require the concurrence of the holders of at least 75% of the voting power of CNB entitled to vote generally in the election of directors for the alteration, amendment or repeal of, or the adoption of any provision inconsistent with, all of the proposed amendments to the Articles discussed in this Proxy Statement. Under the West Virginia Business Corporation Act, amendments to the Articles of CNB require the approval of the holders of more than one-half of the outstanding stock entitled to vote thereon and of more than one-half of the outstanding stock of each class entitled to vote thereon voting as a class. However, the West Virginia Business Corporation Act also permits provisions in the Articles which require a greater vote than the minimum vote otherwise required by law for any corporate action.

         In addition, under proposed Article XI of the Bylaws, without the affirmative vote of two-thirds of all members of the Board, the Board may not amend the Bylaws to change the principal office of CNB, change the number of Directors or make a substantial change in the duties of the Chairman of the Board and the President.

         The requirement of an increased shareholder vote is designed to prevent a shareholder with a majority of the voting power of the Bank from avoiding the requirements of the proposed amendments by simply repealing them.

CONSIDERATIONS IN SUPPORT OF THE PROPOSED AMENDMENTS

      Although no activity with respect to the stock of CNB has come to the attention of the Board of Directors, a third party may seek to accumulate a substantial amount of CNB's stock as a prelude to proposing a takeover or a restructuring or sale of all or part of the company or other similar extraordinary corporate action. These actions are often undertaken by the third party without advance notice to or consultation with management of the company. In many cases, the purchaser seeks representation on the Board of Directors in order to increase the likelihood that its proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the Board, the purchaser may commence a proxy contest to have its nominees elected to the Board in place of certain directors or the entire Board. In some cases, the purchaser may not truly be interested in taking over the company, but uses the threat of a proxy fight and/or a bid to take over the company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

      The purpose of the proposed amendments to the Articles is to encourage persons seeking to acquire control of CNB to negotiate with CNB prior to attempting to take control. The various amendments to the Articles are designed to make it more difficult and time-consuming to change majority control of the Board and thus to reduce the vulnerability of CNB to a takeover attempt which may not be in the best interests of CNB or its shareholders. The amendments are also designed to ensure that management is fully aware of shareholders' intentions and proposals before any shareholders meeting.

      The Board of Directors of CNB believes that any imminent threat of removal of the Board's management during a takeover attempt could severely curtail management's ability to negotiate effectively with any potential purchasers. Management could be deprived of the time and information necessary to evaluate a takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving CNB which may ultimately be undertaken.

CONSIDERATIONS AGAINST THE PROPOSED AMENDMENTS

         The proposed amendments will make more difficult or discourage a proxy contest, the assumption of control by a holder of a substantial block of CNB's stock or the removal of the incumbent Board and could increase the likelihood that incumbent directors will retain their positions, even if a majority of the shareholders are dissatisfied with the performance of those directors. Under the proposed amendments, a third party would not immediately obtain the ability to control the Board through its first-step acquisition.

VOTE REQUIRED FOR ADOPTION OF PROPOSED AMENDMENTS

         The affirmative vote of the holders of more than one-half of the outstanding shares of CNB entitled to vote at the Annual Meeting is required to adopt the proposed amendments to the Articles. Additionally, if all of these proposed amendments do not receive the required shareholder approval, then none of the amendments will be adopted. The proposals to ratify the Bylaw amendments require the affirmative vote of one-half of the shares present at the meeting in person or by proxy.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" ADOPTION OF THE AMENDMENTS TO THE ARTICLES AND RATIFICATION OF THE AMENDMENTS TO THE BYLAWS DISCUSSED ABOVE.

                          MANAGEMENT AND BOARD MATTERS

MANAGEMENT

The following are the executive officers of CNB.

                                                 OFFICE HELD          BANK EMPLOYEE         AGE AS OF
                 NAME AND OFFICE HELD               SINCE                SINCE            MARCH 3, 2008
                 --------------------            -----------          -------------       -------------
J. Philip Kesecker, Chairman of the Board           1987                 (1)                    78
Thomas F. Rokisky, President/CEO                    1996                 1990                   61
Rebecca S. Stotler, Sr. Vice President/CFO          1999 (2)             1983                   47
Patricia C. Muldoon, Ex. Vice President/COO         2003 (3)             2001                   47

         (1)      Mr. Kesecker is not an employee of CNB.

         (2) From 1999 to 2006, Rebecca Stotler was Vice President/Chief Financial Officer.

         (3) From 2003 to 2006, Patricia Muldoon was Senior Vice President/Chief Operations Officer


NUMBER OF MEETINGS

         The directors of CNB are also directors of the bank. The Board of Directors met eleven times in 2007. All of CNB's directors attended 75% or more of all Board and committee meetings in the aggregate in 2007. The bank's Board of Directors had 26 meetings and 47 meetings of committees during 2007. Each of CNB's directors attended at least 75% of the aggregate of all Board and committee meetings of committees they served on during 2007.


DIRECTORS' TABLE

         The following table disclosed the cash and other compensation earned and paid to each of the Company's directors during the fiscal year ended 2007.

                                DIRECTORS TABLE

                                                               CHANGE IN
                                                             PENSION VALUE
                                                                  AND
                                                             NONQUALIFIED
                                           FEES EARNED         DEFERRED
                                           OR PAID IN        COMPENSATION          ALL OTHER              TOTAL
           NAME                  YEAR         CASH           EARNINGS (1)         COMPENSATION        COMPENSATION
----------------------------    ------     -----------       -------------        ------------        ------------
J. Philip Kesecker               2007     $  21,650            $    -                $    -             $  21,650
Kenneth W. Apple                 2007     $  17,625            $    -                $    -             $  17,625
J. Robert Ayers                  2007     $  16,875            $    -                $    -             $  16,875
John E. Barker                   2007     $  15,825            $    -                $    -             $  15,825
Margaret S. Bartles              2007     $  15,500            $   2,273             $    -             $  17,773
Jay E. Dick                      2007     $  17,300            $  25,206             $    -             $  42,506
Herbert L. Eppinger              2007     $  17,517            $   1,023             $    -             $  18,540
Robert L. Hawvermale             2007     $  15,325            $    -                $    -             $  15,325
Jerald McGraw                    2007     $  17,800            $  15,348             $    -             $  33,148
Martha H. Quarantillo            2007     $  14,875            $   2,273             $    -             $  17,148
Thomas F. Rokisky                2007     $  11,200            $    -                $    -             $  11,200
Charles S. Trump IV              2007     $  14,850            $  13,796             $    -             $  28,646
Arlie R. Yost                    2007     $  15,925            $  15,348             $    -             $  31,273


     (1) Refer to page 13 Board Compensation for a more detailed discussion of the director's deferred compensation plan.

BOARD COMPENSATION

         Directors receive $200 for each Board meeting of the bank they attend, $175 for each discount committee meeting, $150 for each audit committee meeting and $100 for other committee meetings they attend. There is no compensation for attendance at CNB Board meetings. However, each director receives a fee of $6,000 per year. The chairman of the Board receives an additional $3,500 per year and the vice chairman receives an additional $1,000 per year. Other than the deferred compensation plan described below, there are no other special arrangements with any directors. In 2007, the Board of Directors of CNB received $212,150, in the aggregate, for all Board of Directors' meetings attended and all fees paid.

         CNB maintains a deferred compensation plan for directors pursuant to which a director may elect to defer receipt of a portion of fees for Board meetings for at least four years or until he reaches age 65, whichever is later. An amount equal to fees waived in addition to interest at an annual rate of 10% per year will be paid to each participating director or his designated beneficiary during a period of 10 years after the director reaches age 65. The payments after retirement will be paid from the general funds of CNB. CNB purchases and is the beneficiary of insurance on the lives of participants, the proceeds of which are used to help recover the net after-tax cost of the benefits and insurance premiums paid. Funds from the deferred fees of a participating director will be used to reimburse CNB for the costs of the premium for the insurance policies. The cost of the insurance premiums in

2007
was $58,434. At December 31, 2007, these policies had a net accumulated cash value of $1,491,093.

MEMBERSHIP ON CERTAIN BOARD COMMITTEES

         The Board of Directors of CNB has established an audit committee, personnel committee, investment committee and trust committee. The following table sets forth the membership of such committees as of the date of this proxy statement.


                          AUDIT       PERSONNEL      INVESTMENT       TRUST
     DIRECTOR           COMMITTEE     COMMITTEE      COMMITTEE      COMMITTEE
                        ---------     ---------      ----------     ---------
Kenneth W. Apple            *                                          *
J. Robert Ayers                           *              **            **
John E. Barker              *
Margaret S. Bartles         **                           *
Jay E. Dick                 *             **
Herbert L. Eppinger                       *
Robert L. Hawvermale                      *              *
J. Philip Kesecker          *             *              *             *
Jerald McGraw               *                                          *
Martha H. Quarantillo                                                  *
Charles S. Trump IV                       *              *             *
Arlie R. Yost               *

     Number of
     of Meetings
     Held in 2007           11            5              5             12


*  Committee Member
**  Committee Chair

PERSONNEL COMMITTEE

         During 2007, the personnel committee consisted of Jay E. Dick, Chairperson, Robert L. Hawvermale, Herbert L. Eppinger, Charles S. Trump IV, J. Robert Ayers and J. Philip Kesecker (ex officio). The Board of Directors has determined that each current member of the personnel committee is "independent" within the meaning of the general independence standards of the listing standards of the Nasdaq Stock Market, Inc., except for Charles Trump, IV. For a description of the function of the personnel committee, see "Personnel Committee Report on Executive Compensation." The personnel committee met five times during the fiscal year ended December 31, 2007. Each member of the personnel committee attended at least 75% of all meetings held during 2007.

AUDIT COMMITTEE

         In 2007, members of the audit committee included Margaret S. Bartles, Chairperson, Arlie R. Yost, John E. Barker, Jerry McGraw, Jay E. Dick and Kenneth W. Apple, none of whom is employed by CNB. The Board of Directors has determined that each of the current members of the audit committee is "independent" within the meaning of the enhanced independent standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, and as incorporated into the listing standards of the Nasdaq Stock Market, Inc. The Board of Directors has also determined that Kenneth W. Apple, CPA, member of the audit committee, is an "audit committee financial expert" within the meaning of the rules promulgated by the Securities and Exchange

Commission and pursuant to the Sarbanes-Oxley Act of 2002. The audit committee held eleven meetings during fiscal year 2007. The audit committee selects the company's independent registered public accounting firm (subject to shareholder ratification), considers the scope of the audit, reviews the activities and recommendations made by CNB's internal auditors, and considers comments made by the independent registered public accounting firm with respect to the company's internal control structure. No audit committee member attended fewer than 75% of the meetings held during the fiscal year ended December 31, 2007.

INVESTMENT COMMITTEE

         During 2007, the investment committee consisted of J. Robert Ayers, Chairperson, Margaret S. Bartles, Robert L. Hawvermale, Charles S. Trump IV and
J. Philip Kesecker (ex officio). The investment committee reviews the investment portfolio for liquidity, profitability composition, diversification and permissible investments. The investment committee met five times during the fiscal year ended December 31, 2007. All of the members except two attended at least 75% of all meetings held during 2007.

TRUST COMMITTEE

         During 2007, the trust committee consisted of J. Robert Ayers, Chairperson, Kenneth W. Apple, Jerald McGraw, Martha H. Quarantillo, Charles S. Trump IV and J. Philip Kesecker (ex officio). The trust committee reviews the general status of activities within the Trust Department including the value of fiduciary assets, new business development activities, investment performance, profitability and growth projections. The trust committee also approves all new fiduciary accounts and reviews all existing fiduciary accounts annually. The trust committee met twelve times during the fiscal year ended December 31, 2007. Each member of the trust committee attended at least 75% of all meetings held during 2007.

POLICIES ON DIRECTOR ATTENDANCE OF SHAREHOLDER MEETINGS

         In order to fulfill their primary responsibilities, directors of the Company are expected to attend the Annual Meeting of Shareholders and all Board meetings and all meetings on committees on which they serve. All of the directors of the Company attended the 2007 Annual Meeting of Shareholders.

                              AUDIT RELATED MATTERS

AUDIT COMMITTEE

         The functions of the audit committee include performing all duties the Board assigns, meeting with the independent registered public accountants to review the scope of audit services, significant accounting changes, audit conclusions regarding significant accounting estimates, assessments as to the adequacy of internal controls and the resolution of any significant deficiencies or material weaknesses and compliance with laws and regulations, overseeing the internal audit function, reviewing regulatory examination reports and management's responses thereto, and reviewing periodic reports from the loan review function.

         The audit committee is governed by a written charter approved by the Board of Directors.

         CNB's Board of Directors has determined that Kenneth W. Apple, CPA, meets the requirements of an audit committee financial expert as defined by the Securities and Exchange

Commission. The Board of Directors believes that Mr. Apple has the following five attributes that qualify him as an audit committee financial expert. This director, through education and experience, has:

              - An understanding of financial statements and generally accepted accounting principles;

              - An ability to assess the general application of generally accepted accounting principles in connection with accounting for estimates, accruals and reserves;

              - Some experience in preparing, auditing, analyzing and evaluating financial statements that present a level of complexity of accounting issues comparable to the breadth of issues that could reasonably be expected to be presented by CNB's financial statements;

              -   An understanding of internal controls; and

              -   An understanding of audit committee functions.

         Mr. Apple acquired these attributes through his Bachelor of Science degree from Shepherd College in Shepherdstown, West Virginia, and over 25 years of experience in public accounting, including auditing.


AUDIT COMMITTEE REPORT

         The audit committee, in fulfilling its oversight responsibilities regarding the audit process:

              - Reviewed and discussed the fiscal year 2007 audited financial statements with management;

              - Discussed with the independent registered public accounting firm, Smith Elliott Kearns & Company, LLC, who is responsible for expressing an opinion on the fairness of the presentation of those audited financial statements in conformity with generally accepted accounting principles, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380, "Communication with Audit Committees," and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented; and

              - Reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as modified or supplemented), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

         Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls, and the audit committee relies on the expertise and knowledge of management, the company's internal auditors and the independent auditors in carrying out its oversight responsibilities. The specific responsibilities in carrying out the audit committee's oversight role are set forth in CNB's audit committee charter (copy attached as Appendix III). This charter is reviewed annually and is amended as may be required due to changes in industry accounting practices or the promulgation of new rules or guidance documents. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of CNB's accounting principles and such other matters as are required to be discussed with the committee under standards of the Public Company Accounting Oversight Board. In addition, the committee has discussed with the independent auditors the auditors' independence from management and CNB, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

         Based upon the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2007, be included in CNB's Annual Report on Form 10-K and filed with the Securities and Exchange Commission.

         The foregoing report has been furnished by the current members of the audit committee.

         Margaret S. Bartles, Audit Committee Chairperson
         Arlie R. Yost, Audit Committee Member
         John E. Barker, Audit Committee Member
         Jerry McGraw, Audit Committee Member
         Jay E. Dick, Audit Committee Member
         Kenneth W. Apple, Audit Committee Member

February 20, 2008

         This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless CNB specifically incorporates this report by reference. It will not otherwise be filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         Subject to ratification by CNB's shareholders, the firm of Smith Elliott Kearns & Company, LLC, Certified Public Accountants, has been selected as CNB's independent registered public firm for the year 2008. Representatives of Smith Elliott Kearns & Company, LLC are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" SUCH RATIFICATION.

         Smith Elliott Kearns & Company, LLC, advised CNB that no member of that accounting firm has any direct or indirect material interest in CNB or its subsidiary.

         The following fees were paid by CNB and the bank to Smith Elliott Kearns & Company, LLC:

                                                 2007             2006
                                                 ----             ----
                Audit Fees (a)                 $72,670           $68,400
                Audit-Related Fees (b)          19,768              -0-
                Tax Fees (c)                    12,050            10,010
                All Other Fees (d)               8,200             5,500

         (a) Principally professional services rendered for the audit of the consolidated financial statements of CNB and review of the financial statements included in Form 10Q.

         (b) Principally review of regulatory filings and attendance at audit committee meetings.

         (c) Principally tax compliance services (including federal and state returns).

         (d) Principally consultation related to SEC inquiries and agreed upon procedures related to the trust department.

         The audit committee charter requires that the audit committee pre-approve all audit and non-audit services to be provided to CNB by the independent accountants; provided, however, that the audit committee has specifically authorized its chairperson to pre-approve the provision of any non-audit service to the CNB. Further, the foregoing pre-approval policies may be waived, with respect to the provision of any non-audit services consistent with the exceptions for federal securities law. All of the services described above for which Smith Elliott Kearns & Company, LLC billed CNB during the fiscal year ended December 31, 2007, were pre-approved by CNB's audit committee. For the fiscal year ended December 31, 2007, CNB's audit committee did not waive the pre-approval requirement of any non-audit services to be provided to CNB by Smith Elliott Kearns & Company, LLC.

         The audit committee of the Board of Directors has determined that the provision of such services is compatible with maintaining Smith Elliott Kearns & Company, LLC's independence.

                      COMPENSATION DISCUSSION AND ANALYSIS

GENERAL PHILOSOPHY

         We compensate our senior management through base salary and a benefits package designed to be competitive with comparable employers. We believe that information regarding pay practices at other financial institutions is useful in at least two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that the President and the Personnel Committee consider in assessing the reasonableness of compensation. The President and the Personnel Committee do not attempt to set salaries for executive officers within the industry peer ranges. As only a guideline, the individual executive officer's salaries are compared to the salary survey ranges for the specific job classifications to ensure competitiveness in the market. The President and the Personnel Committee rely more on individual performance and contribution to the bank, reporting structure, internal pay relationship, job responsibilities, growth potential, leadership abilities and the overall bank's performance for the previous year.

         The committee establishes the compensation for the Chief Executive Officer of CNB and the bank and reviews all personnel related issues including salary administration related to other employees and benefit programs. The CEO establishes compensation levels for executive officers and all other personnel which is reviewed by the personnel committee. Committee objectives include administration of a total compensation package that allows CNB to fill key executive positions with qualified individuals and to utilize effective compensation programs which are directly related to executive officers accomplishing corporate goals and objectives, both operational and financial, aimed at achieving lasting improvement in CNB's long-term financial performance. We rely upon our judgment about each individual executive officer and not on rigid formulas or short-term changes in business performance in determining the amount.

          The corporate goals and objectives include:

              o   Increase return on shareholders' investment

              o   Increase return on assets

              o   Increase return on equity

              o   Increase market share

              o   Continued strong asset growth

              o Maintain a high quality loan portfolio with strong underwriting standards

              o   Maintain a high quality investment portfolio

          The committee and the CEO utilize human resources' staff, and, as appropriate, other qualified consultants to review compensation practices as they compare to industry norms. In 2007, the committee relied only on CNB's human resources' staff for information concerning industry norms.

COMPENSATION PROGRAMS

          The committee utilizes an internal salary administration plan for the basis of its analysis of compensation levels throughout CNB, including the CEO. The plan includes job descriptions for all positions and considers the overall responsibility of each position based on characteristics including job knowledge, problem-solving, accountability, human relations, communications, supervision of others and marketing. Salary ranges for each position are developed based on market information available for similar positions at financial institutions both in the communities where CNB does business and outside its market area. Salary surveys utilized include those provided by the West Virginia Bankers Association and Topnet (a group of West Virginia non-competing independent community banks). These results are used annually by the human resources staff to update the salary administration plan using current market data which reflects marketplace changes, inflation, and, if applicable, corporate performance. The salary surveys performed a comparison study of the current compensation of the CEO and other executive officers at the bank with comparable financial institutions (the "Peer Group"). The Peer Group was used to provide information regarding executive compensation levels against other financial institutions of similar asset size. The personnel committee reviews the compensation data compiled in these surveys to ensure that our executive compensation program is competitive.


          The individual components of CNB's compensation program include:

          (a)     Base Salary.

                  a. Base salary levels are established for the CEO primarily based upon evaluation of the historical performance, degree of responsibility, level of experience and number of years with CNB. With respect to the base salary granted to Mr. Rokisky for the year 2007, the personnel committee took into account the performance during 2006 and information referred to above. Particular emphasis was placed on Mr. Rokisky's individual performance, including his leadership role through a period of continued growth, and CNB's continued strong financial performance. For the year 2008, the committee has established certain goals and objectives for the Chief Executive Officer, Chief Operations Officer, Chief Financial Officer and Chief Lending Officer to attain. The achievement of these goals and objectives may contribute to future salary increases and possible bonuses. In comparing Mr. Rokisky's salary to financial institutions in the Peer Group, his salary falls in the average range. Mr. Rokisky has no input into the determination of his salary.

                  b. Base salary levels are established for the Executive Vice President/Chief Operations Officer, the Senior Vice President/Chief Financial Officer and the Senior Vice President/Chief Lending Officer primarily based upon evaluation of their historical performance, degree of responsibility, industry average percentage increase and the bank's performance for the previous year. Mr. Rokisky determines the salaries for these individuals. As a guideline, Mr. Rokisky compares these individual salaries to the salary survey ranges for these job classifications from the West Virginia Bankers Association and Topnet.

          (b)     Annual Incentives/Bonuses.

                      Beginning in 2007, bonuses were paid to the President/Chief Executive Officer, Executive Vice President/Chief Operations Officer, Senior Vice President/Chief Financial Officer and the Senior Vice President/Chief Lending Officer based on the bank's historical performance. The compensation committee is in the process of developing a structured bonus program based on certain tangible criteria which will be put into place beginning with the fiscal year 2008. Contributions to the 401(k) plan on behalf of all employees who defer into the plan are based on bank performance as a percentage of assets.

         The personnel committee believes that the total compensation awarded to the Chief Executive Officer and other executive officers of CNB is consistent with the committee's objectives. The amounts paid to individual executives are consistent with competition within the market and with banks of similar size as reflected by individual performance of each executive, and are rationally linked with the fulfillment of corporate objectives and corporate financial performance.

EXECUTIVE COMPENSATION -- SUMMARY COMPENSATION TABLE

         The following table sets forth for each of the Named Executive
Officers: (a) the dollar value of base salary and bonus earned during the year ended December 31, 2007; (b) the change in pension value and nonqualified deferred compensation earnings during the year, (c) all other compensation for the year; and, finally, (d) the dollar value of total compensation for the year.

                           SUMMARY COMPENSATION TABLE

                                                                    CHANGE IN
                                                                     PENSION
                                                                    VALUE AND
                                                                   NONQUALIFIED
    NAME AND                                                         DEFERRED
   PRINCIPAL                                                       COMPENSATION          OTHER ANNUAL          TOTAL
    POSITION              YEAR        SALARY        BONUS           EARNINGS            COMPENSATION       COMPENSATION
    --------              ----        ------        -----          ------------          ------------       ------------
Thomas F. Rokisky,        2007      $ 147,411     $25,557 (3)       $  56,266         $  21,197 (1)(2)      $ 238,931
President/CEO             2006      $ 140,571     $   -             $  44,507         $  23,906 (1)(2)      $ 208,984
                          2005      $ 126,592     $   -             $  54,930         $  22,845 (1)(2)      $ 149,437

Patricia C. Muldoon, Sr.  2007      $  93,273     $15,057 (3)       $   7,093         $   1,840 (1)(2)      $ 110,263
VP/COO                    2006      $  85,075     $   -             $   7,563         $   3,158 (1)(2)      $  95,796
                          2005      $  83,399     $   -             $   9,146         $   3,097 (1)(2)      $  86,496



Rebecca S. Stotler,       2007      $  71,770     $12,269 (3)       $   5,191         $   1,421 (1)(2)      $ 85,151
VP/CFO                    2006      $  67,695     $   -             $   9,184         $   2,510 (1)(2)      $ 79,389
                          2005      $  62,683     $   -             $  15,740         $   2,326 (1)(2)      $ 65,009


(1) CNB's group life and health insurance program, which is paid for by CNB, is made available to all full-time employees. Effective January 1, 2005, the bank changed its health insurance program to a high deductible plan and concurrently established health reimbursement accounts for each employee on the plan. The bank funded $750 for each participant in 2007. In accordance with IRS Code
Section 79, the cost of group life insurance coverage for an individual in excess of $50,000 is added to the individual's earnings and is included in salary. Also included in this figure are Board fees earned and the corporation's contributions to the individual's 401(k) retirement savings program to which the individual has a vested interest.

(2) CNB's contributions to the pension plan, a defined benefit plan, are not and cannot be calculated separately for specific participants. Contributions for all participants for the plan year of $387,767, $413,170 and $285,150 were made by CNB in 2007, 2006 and 2005, respectively.

(3) Bonuses include amounts paid and accrued for in 2007.

         CNB does not maintain any form of stock option, stock appreciation rights, or other long-term compensation plans.

PENSION PLAN

         CNB maintains a non-contributory defined benefit pension plan with employer contributions being based on a pension formula, which targets a certain monthly benefit for each plan participant at retirement. This pension plan is a qualified retirement plan and is available to all full-time employees, including officers, who meet the eligibility requirements. Directors do not participate in this plan.

         The pension plan is integrated with social security and is applicable to all participants. Pensions for all participants are based on an average of the highest five-years compensation. Annual compensation for the pension plan is defined as the total cash remuneration reportable on the employee's IRS form W-2, plus pre-tax contributions to employee benefit plans. The formula for determining the annual pension benefit is 2.0 percent of the 5-year average compensation multiplied by years of service up to a 25-year maximum effective for the plan year beginning November 1, 2004.

         The pension benefits are payable to participants on a monthly basis in the form of a joint and 50 percent survivor annuity for all married participants who do not elect otherwise, or in the form of a single life annuity for all other participants or survivors. Joint and 100 percent survivorship, single life annuity or 120 payments guaranteed are other optional forms of distribution. The normal retirement date for employees is the later of the participant's 65th birthday, or the fifth anniversary of the participant joining the plan. An employee must be at least 21 years of age and have one full year of service to become a plan participant. Full vesting in accumulated plan benefits occurs at the end of five years of service; there is no partial vesting. For the 2007 plan year, the employer contribution for all plan participants was $387,767.

PENSION BENEFITS TABLE

         The following table discloses the actuarial present value of each Named Executive Officer's accumulated benefit under defined benefit plans, the number of years of credited service under each plan, and the amount of pension benefits paid to each Named Executive Officer during the year.

                             PENSION BENEFITS TABLE

                                                                   NUMBER OF                           PAYMENTS
                                                                     YEARS         PRESENT VALUE        DURING
                                                                   CREDITED       OF ACCUMULATED         LAST
              NAME                           PLAN NAME              SERVICE           BENEFIT         FISCAL YEAR
---------------------------------        --------------------      ---------      --------------      -----------
Thomas F. Rokisky, President/CEO         WVBA Retirement Plan         17             $ 312,764          $    -

Patricia C. Muldoon, Sr. VP/COO          WVBA Retirement Plan          6             $  34,636          $    -

Rebecca S. Stotler, VP/CFO               WVBA Retirement Plan         25             $  62,820          $    -

NONQUALIFIED SUPPLEMENTAL RETIREMENT PLAN

         Effective January 2, 2004, CNB entered into a nonqualified supplemental retirement benefit agreement with the President which when fully vested would pay the President or his beneficiary an amount of $30,000 per year for 10 years beginning June 11, 2011, if he retires on or after May 29, 2011. Termination of employment prior to that date other than by reasons of death or disability will result in a reduced benefit. The expense charged to operations related to the plan during 2007 amounted to $39,426. The benefits to be provided by this plan are not being funded by current resources.

401(k) PROFIT SHARING PLAN

         CNB maintains a 401(k) profit sharing plan that generally covers all employees who have completed one year of service. Contributions to the plan are based on bank performance as a percentage of assets and are computed as a percentage of the participant's total deferrals into the plan. The payment of benefits to participants is made at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations during 2007 amounted to $46,000.

PERSONNEL COMMITTEE REPORT

         The Personnel Committee held five meetings during fiscal year 2007. The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Personnel Committee, the Personnel Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to shareholders.

         The foregoing report has been furnished by the current members of the personnel committee.

         Jay E. Dick, Personnel Committee Chairperson
         Robert L. Hawvermale, Personnel Committee Member
         Herbert L. Eppinger, Personnel Committee Member
         Charles S. Trump IV, Personnel Committee Member
         J. Robert Ayers, Personnel Committee Member
         J. Philip Kesecker, Ex-Officio member

December 26, 2007

         This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless CNB specifically incorporates this report by reference. It will not otherwise be filed under such Acts.

                                OTHER INFORMATION

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Loans were made to various directors and officers of CNB. These loans were made in the ordinary course of business, made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers and did not involve more than a normal risk of collectibility or present other unfavorable features.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS AND THEIR ASSOCIATES

         CNB has had and intends to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of CNB and their associates. All executive officer and director and their associates loans are approved prior to disbursement by the discount committee and/or the Board of Directors. These approvals are evidenced by the discount committee and/or Board minutes. The bank's loan policy and Regulation "O" policy governs these transactions. Total loans outstanding from CNB at December 31, 2007, to CNB's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $1,999,561, or approximately 8.8% of total equity capital and 1.0% of total loans. Management believes that all of these transactions were made on substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated persons. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

         Trump and Trump, in which director Charles S. Trump, IV is a partner, performed legal services for CNB and the bank. Fees paid by CNB and the bank to that law firm were $44,092 during 2007.

         CNB, Charles S. Trump, IV and George I. McVey are members in a Limited Liability Company, Morgan County Title Insurance Agency, LLC, which was formed in February 2001. Morgan County Title Insurance Agency, LLC, paid Trump and Trump management fees of $26,776. Charles S. Trump, IV and George I. McVey are partners in Trump and Trump.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16 (a) of the Securities Exchange Act of 1934 requires CNB's directors and executive officers, and persons who own more than 10% of the registered class of CNB's equity securities, to make stock ownership and transaction filings with the Securities and Exchange Commission and to provide copies to CNB. Based solely on a review of the reports furnished to CNB and written statements that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors were met.

The following table sets forth information as of February 21, 2008, relating to the beneficial ownership of the common stock by (a) each person or group known by CNB to own beneficially more than 5% of the outstanding common stock; (b) each of CNB's directors; and (c) all directors and executive officers of CNB as a group. Unless otherwise noted below, the persons named in the table have sole investment power with respect to each of the shares reported as beneficially owned by such person.

-------------------------------------------------------------------------------------------------------------
                         NAME AND ADDRESS                          NUMBER OF SHARES     PERCENT OF CLASS (1)
-------------------------------------------------------------------------------------------------------------
Kenneth W. Apple (2) (14)                                                1,650                   *
J. Robert Ayers (3) (14)                                                 1,415                   *
John E. Barker (4) (14)                                                 18,394                 4.04
Margaret S. Bartles (5) (14)                                               200                   *
Jay E. Dick (6) (14)                                                    15,691                 3.45
Herbert L. Eppinger (7) (14)                                             2,870                   *
Robert L. Hawvermale (8) (14)                                            3,730                   *
J. Philip Kesecker (9) (14)                                             13,282                 2.92
Jerald McGraw (10) (14)                                                  1,514                   *
Martha H. Quarantillo (14)                                                 400                   *
Thomas F. Rokisky (11) (14)                                              1,544                   *
Charles S. Trump IV (12) (14)                                           11,410                 2.51
Arlie R. Yost (13) (14)                                                  2,210                   *
All directors and executive officers as a group (14 persons) (14)       74,504                16.38
D. Louise Stotler and Deborah Dhayer
    RR 6 Box 12460, Berkeley Springs, WV, 25411                         47,488                10.44
Mary Lou Trump
    RR 7 Box 12840, Berkeley Springs, WV, 25411                         53,470                11.75
-------------------------------------------------------------------------------------------------------------

*        Indicates holdings of less than 1%.

(1) Includes shares of common stock held by the named individual as of February 21, 2008.

(2)      Includes 1,000 shares held in an Individual Retirement Account.

(3)      Includes 1,315 shares held jointly with spouse.

(4) Includes 14,300 shares held jointly with spouse and 3,794 shares held jointly with children.

(5)      Includes 100 shares held jointly with spouse.

(6)      Includes 15,591 shares held jointly with spouse.

(7)      Includes 2,770 shares held jointly with spouse.

(8) Includes 1,200 shares held by spouse and 100 shares held jointly with spouse.

(9) Includes 3,098 shares held by spouse and 1,860 shares held jointly with spouse.

(10) Includes 110 shares held by spouse and 964 shares held jointly with spouse.

(11)     Includes 1,425 shares held in an Individual Retirement Account.

(12) Includes 200 shares held in an Individual Retirement Account, 842 shares held by spouse and 300 shares held as custodian for children.

(13)     Includes 1,770 shares held jointly with spouse.

(14)     Unless otherwise indicated shares are not pledged as security.

ANNUAL REPORT ON FORM 10-K

         You may obtain a copy of the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, by contacting Rebecca S. Stotler, Sr. Vice President/CFO, CNB Financial Services, Inc., 101 South Washington Street, Berkeley Springs, West Virginia 25411, (304) 258-1520.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

         Any shareholder desiring to contact the Board of Directors or any individual serving on the Board may do so by written communication mailed to:
Board of Directors (Attention: J. Philip Kesecker, care of the Corporate Secretary, CNB Financial Services, Inc., 101 South Washington Street, P.O. Box 130, Berkeley Springs, West Virginia 25411). Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce, for his or her review, the original of the shareholder communication.


SHAREHOLDER PROPOSALS FOR 2009

            Any shareholder who wishes to have a proposal placed before the 2009 Annual Meeting of Shareholders must submit the proposal to the secretary of CNB, at its executive offices, no later than October 31, 2008, to have it considered for inclusion in the proxy statement of that Annual Meeting.

                                   APPENDIX I


                      DEFINITION OF "INDEPENDENT DIRECTOR"
                            (NASDAQ RULE 4200 A(15))

         "INDEPENDENT DIRECTOR" means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

         (A) a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;

         (B) a director who accepted or who has a Family Member who accepted any compensation from the company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

         (i) compensation for board or board committee service;

         (ii) compensation paid to a Family Member who is an employee (other than an executive officer) of the company; or

         (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation,

         Provided, however, that in addition to the requirements contained in this paragraph (B), audit committee members are also subject to additional, more stringent requirements under NASDAQ Rule 4350(d).

         (C) a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

         (D) a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

         (i) payments arising solely from investments in the company's securities; or

         (ii) payments under non-discretionary charitable contribution matching programs.

         (E) a director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

         (F) a director who is, or has a Family Member who is, a current partner of the company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years.

                                   APPENDIX II

X.  BOARD OF DIRECTORS

      (A) NUMBER, ELECTION AND TERMS. The number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, one class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2009, another class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2010, and another class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2011, with each class to hold office until its successor is elected and qualified. At each Annual Meeting of the Stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election.

      (B) NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Newly created Directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence to fill a vacancy resulting from death, resignation, disqualification, removal or other cause shall hold office for the remainder of the full term of the class of Directors in which the vacancy occurred and until such Director's successor shall have been elected and qualified and Directors elected in accordance with the preceding sentence by reason of an increase in the number of Directors shall hold office only until the next election of Directors by the shareholders and until such Director's successor shall have been elected and qualified. No decrease in number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

      (C) REMOVAL. Any Director may be removed from office, with or without cause, and only by the affirmative vote of the holders of 75% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

      (D) AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of all shares of the Corporation entitled to vote generally to the election of Directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article X.

III.  BYLAW AMENDMENTS

      2. NUMBER, ELECTION AND TERMS; NOMINATIONS. The number of the Directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors but shall not be less than five nor more than 25. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividend or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors of the Corporation, one class to be originally elected for a term expiring at the Annual Meeting of Stockholders to be held in 2009, another class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 2010, and another class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 2011, with each class to hold office until its successor is elected and qualified. At each Annual Meeting of the shareholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election. Directors need not be residents of the State of West Virginia but shall be shareholders of the Corporation.

      17. REMOVAL. Any Director may be removed from office, with or without cause and only by the affirmative vote of the holders of 75% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

                              ARTICLE XI AMENDMENTS

                  Subject to the provisions of the Articles of Incorporation, these Bylaws may be altered, amended or repealed at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by a majority vote of the shares represented and entitled to vote at such meeting; provided that in the notice of such meeting notice of such purpose shall be given. Subject to the laws of the State of West Virginia, the Articles of Incorporation and these Bylaws, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present amend these Bylaws, or enact such other Bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation; provided, however, that, without the affirmative vote of two-thirds of all members of the Board, the Board may not amend the Bylaws to (i) change the principal office of the Corporation, (ii) change the number of Directors, or (iii) make a substantial change in the duties of the Chairman of the Board and the President.

                                  APPENDIX III

                             AUDIT COMMITTEE CHARTER


MISSION STATEMENT

The Audit Committee is appointed by the Chairman of the Board and approved by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

- Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, risk management and regulatory compliance.

- Monitor the independence, qualifications, engagement, compensation and performance of the Company's independent auditors and monitor their conduct of the annual audit of the Company's financial statements and their engagement to provide any other services.

- Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

-     Monitor the Company's legal and regulatory compliance.

- Prepare the Audit Committee report required by SEC rules to be included in the Company's annual proxy statement.


POWERS

The Audit Committee shall:

- Pre-approve all audit services and permissible non-audit services to be rendered by the independent auditors in accordance with Section 10A(i) of the Securities Exchange Act of 1934 (the "Act");

- Have sole authority to appoint and determine the funding for the independent auditors in accordance with Section 10A(m)(2) of the Act;

- Have the responsibility to establish procedures for the receipt, retention and treatment of complaints as set forth in Section 10A(m)(4) of the Act and the confidential anonymous submission by employees of concerns regarding questionable accounting, financial reporting or auditing matters;

- Have the authority to engage and determine funding for independent counsel and other advisors as set forth in Section 10A(m)(5) of the Act; and

- Have the authority to retain outside counsel, other auditors and advisors to assist it in carrying out its activities.

The Audit Committee may establish written policies and procedures for the pre-approval of audit and non-audit services to be performed by the independent auditors provided that these policies and procedures are detailed as to the particular service and do not result in the delegation of the Audit Committee's responsibilities to management. The Audit Committee may, at its discretion, delegate to one or more of its members the authority to pre-approve audit or non-audit services to be performed by the independent auditors provided that any such approvals are presented to the full Committee at its next scheduled meeting.

The Company shall provide adequate resources to support the Committee's activities, including compensation of the Company's independent auditor and any counsel, other auditors or advisors to assist it in carrying out its activities.


COMMITTEE COMPOSITION

The membership of the Audit Committee shall be composed of at least three directors, each of whom (i) is independent as defined under NASD Rule 4200
(a)(15); (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Act; (iii) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company during the past three years; and (iv) is able to read and understand fundamental financial statements. In addition, at least one member of the Committee shall have accounting or related financial management expertise.

At least one member of the Audit Committee shall possess the qualifications to serve as an "audit committee financial expert" as defined under SEC rules pursuant to the Act. The designation of a person as an "audit committee financial expert" does not impose any duties, obligations or liability on the person that are greater than those imposed on such a person as a member of the Audit Committee in the absence of such designation.

MEETINGS

The Committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. The Committee will invite members of management, independent auditors or others to attend meetings and provide pertinent information, as necessary. It will meet separately, periodically, with management, and with independent auditors. It will also meet periodically in executive session. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

KEY ROLES AND RESPONSIBILITIES

The Committee's role is one of oversight. The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work. The following responsibilities are set forth as a guide for fulfilling the Committee's purposes, with the understanding that the Committee's activities may diverge as appropriate given the circumstances. The Committee is authorized to carry out these activities and other actions reasonably related to the Committee's purposes or assigned by the Board from time to time. The Committee will carry out the following responsibilities:

FINANCIAL STATEMENTS

1. Review significant accounting and reporting issues, with management and the independent auditors, and understand their impact on the financial statements. These issues include:

      -     Complex or unusual transactions and highly judgmental areas.

      - Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles.

      - The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

2. Review with management and the independent auditors the results of the year-end audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management.

3. Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

4. Review disclosures made by the CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting or any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

                                INTERNAL CONTROL

1. Consider the effectiveness of the Company's risk management program and internal control system, including information technology, security and control.

2. Understand the scope of the independent auditors' review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

                                 INTERNAL AUDIT

1. Review with management and internal audit, the Committee charter, audit schedule and approach, recommendation, and follow-up matrix.

2. Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement or dismissal of the chief audit executive.

3. Review the effectiveness of the internal audit function, including the audit risk assessment and compliance with internal audit policy and procedures manual.

4. On a periodic basis, meet separately with internal audit to discuss any matters that the Committee of internal audit believes should be discussed privately.

5. Review the performance of the external auditors performing the internal audit function, and exercise final approval on the appointment or discharge of the auditors.

                                 EXTERNAL AUDIT

1. Review the external auditors' audit scope and approach, including coordination of audit effort with internal audit.

2. Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors. In performing this review, the Committee will:

      - At least annually, obtain and review a report by the external auditor describing the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company.

      -     Take into account the opinions of management and internal audit.

      -     Review and evaluate the lead partner of the external auditor.

3.    Present its conclusions with respect to the external auditor to the full
      Board.

4. On a regular basis, meet separately with the external auditors to discuss any matters that the Committee or auditors believe should be discussed privately.

5. Prior to the filing of audited financial statements with the Securities and Exchange Commission, obtain a report from the independent accountants of: (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant, and; (3) other material written communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

                                   COMPLIANCE

1. Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance.

2. Establish procedures for: (1) The receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls or auditing matters; and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3. Review with management and the independent auditor the basis for the reports issued pursuant to Part 363 of the FDIC regulations.

4.    Review the findings of any examinations by regulatory agencies.

5. Obtain regular updates from management and Company legal counsel regarding compliance matters.

                           REPORTING RESPONSIBILITIES

1. Report as needed to the Board of Directors about issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, and the performance and independence of the Company's independent auditors.

2. Provide an open avenue of communication between the independent auditors, and the Board of Directors.

3. Report annually to the shareholders in the proxy statement, describing the Committee's composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

                             OTHER RESPONSIBILITIES

1. Discuss with management the Company's major policies with respect to risk assessment and risk management.

2. Perform other activities related to this charter as requested by the Board of Directors or as required by law.

3.    Institute and oversee special investigations as needed.

4. Review and assess the adequacy of the Committee charter annually, requesting Board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

5. Confirm annually that all responsibilities outlined in this charter have been carried out.

                     Revised and Approved by Audit Committee:  December 20, 2007
                 Reviewed and Approved by Board of Directors:  December 26, 2007

                          CNB FINANCIAL SERVICES, INC.
                           101 SOUTH WASHINGTON STREET
                      BERKELEY SPRINGS, WEST VIRGINIA 25411
                                 (304) 258-1520

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  APRIL 2, 2008

Andrew E. Orebaugh and Thomas W. Brown, or either one of them, with full power to act alone and with full power of substitution, are hereby authorized to represent and to vote all the Common Stock of CNB Financial Services, Inc. (the "Corporation"), standing in my (our) name on its books at the close of business on March 3, 2008, at the Annual Meeting of Shareholders of the Corporation, called for and to be held at The American Legion, Berkeley Springs, West Virginia on April 2, 2008, at 12:30 pm, and at any and all adjournments of said meeting, with all the powers the undersigned would possess if personally present, as follows:

1. ELECTION OF DIRECTORS. If the Amendment to the Articles of Incorporation providing for a classified Board of Directors is approved, then for the election of the thirteen persons listed below for the classes indicated; however, if that amendment is not approved, then for the election of the thirteen persons listed below:

CLASS I - ONE YEAR TERM   CLASS II - TWO YEAR TERM   CLASS III - THREE YEAR TERM
-----------------------   ------------------------   ---------------------------
Kenneth W. Apple          Jay E. Dick                J. Robert Ayers
Margaret S .Bartles       Jerald McGraw              John E. Barker
Martha H. Quarantillo     Thomas F. Rokisky          Herbert L. Eppinger
Charles S. Trump, IV      Arlie R. Yost              Robert L. Hawvermale
                                                     J. Philip Kesecker

[ ]  FOR ALL OF THE ABOVE-LISTED NOMINEES

[ ]  DO NOT VOTE FOR ANY OF THE ABOVE-LISTED NOMINEES

[ ] FOR ALL OF THE NOMINEES LISTED ABOVE EXCEPT THOSE FOR WHOM I CHOOSE TO WITHHOLD TO VOTE FOR AS LISTED BELOW:

________________________________________________________________________________

________________________________________________________________________________

2. To approve amendments to the Articles of Incorporation of the Corporation, all as more fully described in the accompanying Proxy Statement, to provide for:

     a) The division of classification of the Board of Directors of the Corporation into three classes;

          [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

     b)   Procedures for filling newly created directorships and vacancies;

          [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

     c) A requirement for an affirmative vote of the holders of at least 75% of the voting power of the Corporation to remove Directors; and

          [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

     d) An increase to 75% of the voting power of the Corporation as the vote requirement necessary to adopt amendments to the Articles of Incorporation.

          [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. To ratify amendments to the Bylaws of the Corporation, all as more fully described in the accompanying Proxy Statement, to provide for:

     a) The division of classification of the Board of Directors of the Corporation into three classes;

          [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

     b) The requirement for an affirmative vote of holders of at least 75% of the voting power of the Corporation to remove directors;

          [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

     c) The requirement that the affirmative vote of two-thirds of all of the members of the Board to amend the Bylaws to (i) change the principal office of the Corporation, (ii) change the number of directors, or
          (iii) make a substantial change in the duties of the Chairman of the Board and the President.

          [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

4. To ratify the selection by the Board of Directors of Smith Elliott Kearns & Company, LLC, as the Corporation's independent auditors for 2008.

          [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Unless otherwise specified on this Proxy, the shares represented by this Proxy will be voted "FOR" the propositions listed above and described more fully in the Proxy Statement of the Corporation, distributed in connection with this Annual Meeting. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. If any other business is presented at said meeting, this Proxy shall be voted in accordance with recommendations of the Board of Directors.

The Board of Directors recommends a vote "FOR" the listed propositions.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

                                        Dated: ____________, 2008


                                        ----------------------------------------
                                        (Signature of Shareholder)


                                        ----------------------------------------
                                        (Signature of Shareholder)

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.